EXHIBIT 10.2


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                           SECOND AMENDED AND RESTATED
                        SUPPLEMENTAL RETIREMENT AGREEMENT


     THIS SECOND AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (the "Agreement") is made as of May 12, 2010 by and between ATLANTIC COAST BANK (the "Bank"), its successors and assigns and THOMAS B. WAGERS, SR. (the "Executive"). The original Agreement, effective January 1, 2008, is being amended and restated to make certain changes to the Agreement's vesting and benefit calculation provisions.

1. Definitions. In this Agreement, the following words and phrases shall have the following meanings:

     (a) Administrator shall mean the person or committee appointed by the Board of Directors of the Bank to administer this Agreement. If a committee is appointed by the Board of Directors, a majority of those persons shall constitute a quorum and the act of the majority of such of persons either at a meeting or by written consent, shall be the act of the Administrator. The administrator may adopt such rules and procedures, not inconsistent with this Agreement, as it deems necessary or appropriate in order to administer this Agreement.

     (b)  Appreciation Benefit shall mean:

               (1) an amount equal to the lesser of (A) the Prior Benefit Component multiplied by the Issue Price (as defined below), or (B) the Executive's benefit under the Agreement as of December 11, 2009 multiplied by three (3) percent per annum (in the event of a fractional year, the three (3) percent attributable to the fractional year will be reduced proportionately); plus

               (2) an amount equal to the Stock Award Component (after applying the weighting requirements of subparagraph 2(q)) multiplied by the Issue Price; plus

               (3) an amount equal to the Stock Ownership Component (after applying the weighting requirements of subparagraph 2(r)) multiplied by the Issue Price.

          For example, assume the following:

          o    Second Step Conversion takes place on December 11, 2014
          o    Executive's benefit as of December 11, 2009 is $28,800
          o    Prior Benefit Component of 20,000 shares ($28,800 / $1.44)
          o    Stock Award Component of 30,000 shares
          o    Stock Ownership Component of 25,000 shares
          o    Issue Price of $5 ($6.44-$1.44)

               o Prior Benefit Component = $33,387.09 [the lesser of $100,000 (20,000 x $5) or $33,387.09 (28,800 x 3% per annum for five
                    (5) years)]; plus
               o    Stock Award Component = $37,500 (30,000 x .25 x $5); plus
               o    Stock  Ownership  Component  = $93,750  (25,000 x .75 x $5);
                    equals
               o    Appreciation Benefit = $164,637.09


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          The Company will pay interest on the unpaid balance of the Executive's
          Appreciation Benefit at the rate of three percent per annum.

          In the event the Executive dies, becomes Disabled, incurs an Involuntary Termination or there is a Change in Control prior to the date of closing of the Second-Step Conversion, the Fair Market Value of the Company Stock as of the date of death, determination of Disability, Involuntary Termination or Change in Control will be substituted for "the average selling price of a share of Company Stock over the thirty (30) day period immediately preceding the closing of a Second-Step Conversion" when calculating the Issue Price.

          The Executive shall vest in his Appreciation Benefit upon the earliest to occur of (1) the closing date of a Second-Step Conversion, (2) the Executive's Involuntary Termination, (3) a Change in Control, (4) the Executive's death, (5) the Executive's Disability or (6) the date the Administrator, in its sole discretion, accelerates vesting. Notwithstanding the preceding provisions, if the Executive resigns at the request of, or is removed from service by, the Office of Thrift Supervision, Federal Deposit Insurance Corporation or any other regulatory authority for the Bank, the Executive shall be ineligible to participate and shall forfeit any benefits under this Agreement.

     (c) Benefit Determination Date shall mean any of the following: (1) the Executive's Normal Retirement Date; (2) the date the Executive incurs an Involuntary Termination prior to the Executive's Normal Retirement Date; (3) the date of the Executive's death; (4) the date the Executive incurs a Disability; or (5) the date of a Change in Control.

     (d) Cause shall mean a Separation from Service due to the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, and willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

          The basis for determining whether Cause exists shall not be deemed to include any impact on the Company's or the Bank's business, properties, assets, liabilities, results of operations, financial condition or business from (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, or (c) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel in the United States.


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          A  determination  of Cause  shall  require the  affirmative  vote of a majority of the members of the Bank's Board, acting in good faith with respect to such termination, provided, however, that on or after the earliest date on which a change in control as defined in Section 1(e) occurs, such a determination shall require the affirmative vote of at least three fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a 60-day period following the date on which the Board shall by written notice to the Executive, furnish him a statement of its grounds for proposing to make such determination, during which period the Executive shall be
          afforded  a   reasonable   opportunity   to  make  oral  and   written
          presentations to the members of the Board, and to be represented by his legal counsel at such presentations, or to refute the grounds for the proposed determination.

     (e)  Change in Control shall mean the following:

               (1) A "change in the ownership" of the Bank or Atlantic Coast Federal Corporation (the "Company"), a "change in the effective control" of the Bank or the Company, or a "change in the ownership of a substantial portion of the assets" of the Bank or the Company, each described below. Notwithstanding anything herein to the contrary, a Second-Step Conversion shall not be deemed a Change in Control.

               (2) A "change in ownership" occurs on the date that anyone person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

               (3) A "change in the effective control" of the Bank or Company occurs on the date that either (A) anyone person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30 percent or more of the total voting power of the stock of the Bank or Company, or (B) a majority of the members of the Bank's or Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank's or Company's board of directors prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the Bank or Company is another corporation.

               (4) A "change in a substantial portion of the assets" of the Bank or the Company occurs on the date that anyone person or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Bank or


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          Company,  or (B) the value of the assets being  disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

     (f)  Company Stock shall mean the common stock of the Company.

     (g)  Disabled or Disability shall mean the Executive:

               (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;

               (2) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or

               (3) is determined to be totally disabled by the Social Security Administration.

     (h) Fair Market Value shall mean the per share closing price of Company Stock, as reported by the principal exchange or market over which the shares of Company Stock are then listed or regularly traded.

     (i) Involuntary Termination shall mean Separation from Service other than for Cause without the Executive's express written consent and voluntary resignation due to a material diminution of or interference with the Executive's duties, responsibilities and benefits as Chief Financial Officer of the Bank, including (without limitation) any of the following actions unless consented to in writing by the Executive:
          (i) a change in the principal workplace of the Executive to a location outside of a 30 mile radius from the Executive's principal workplace as of the date hereof; (ii) a material demotion of the Executive;
          (iii) a material reduction in the number or seniority of other personnel reporting to the Executive or a material reduction in the frequency with which, or on the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of an institution-wide reduction in staff; (iv) a material adverse change in the Executive's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; and (v) a material permanent increase in the required hours of work or the workload of the Executive; provided that the Executive has notified the Bank of the existence of such a condition no later than 90 days after the initial existence of such condition and the Bank has at least 30 days to cure such condition. The term "Involuntary Termination" does not include termination for Cause or termination of employment due to retirement, death, Disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.


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     (j)  Issue Price Issue  Price  shall mean the  average  selling  price of a share of Company Stock over the thirty (30) day period immediately preceding the closing of a Second-Step Conversion minus $1.44 (the closing price of Company Stock on December 11, 2009).

     (k) Monthly Benefit shall mean an amount, as of a Benefit Determination Date, equal to the vested Appreciation Benefit divided by 180. For example, if on a Benefit Determination Date the Appreciation Benefit is $450,000, then Executive's Monthly Benefit is $2,500 ($450,000 /
          180).

     (l) Normal Retirement Date shall mean January 1, 2014. The Executive may change his Normal Retirement Date provided that he files an election form with the Bank; provided, however, that: (1) the new election will not take effect until at least 12 months after the date the new election is filed; (2) the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (3) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.

     (m) Prior Benefit Component shall mean a number of shares of Company Stock equal to the Executive's benefit under the Agreement as of December 11, 2009, divided by the Fair Market Value of Company Stock on December 11, 2009. For example, the Executive's prior benefit under the terms of the Agreement on December 11, 2009 was $40,000 and the Fair Market Value of Company Stock on December 11, 2009 was $2.00. The Executive is deemed to have, for purposes of the Agreement, 20,000 shares of Company Stock ($40,000/$2.00) in the Prior Benefit Component.

     (n) Second-Step Conversion shall mean the conversion and reorganization of Atlantic Coast Federal, MHC, the Company and the Bank from a mutual holding company structure to a fully public ownership structure.

     (o) Separation from Service shall mean the date of cessation of the employment relationship (other than an approved leave of absence) between the Executive and the Bank and its affiliates and subsidiaries (including any successor in interest, if applicable), and shall be construed to comply with Code Section 409A and Treasury Regulations
          Section 1.409A-1(h).

     (p) Specified Employee shall mean a key employee of the Bank within the meaning of Code Section 4l6(i) without regard to paragraph 5 thereof, determined in accordance with Code Section 409A and Treasury Regulations Section 1.409A-1(i).

     (q) Stock Award Component shall mean the number of shares of Company Stock awarded to the Executive under the Atlantic Coast Federal Corporation 2005 Recognition and Retention Plan that are still held by the Executive on December 11, 2009 times 25 percent. For example, on December 11, 2009 the Executive had 100 shares awarded to him under the Atlantic Coast Federal Corporation 2005 Recognition and Retention


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          Plan. For purposes of calculating the  Appreciation  Benefit,  only 25 shares would be counted.

     (r) Stock Ownership Component shall mean the number of shares of Company Stock directly or beneficially owned by the Executive (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, disregarding any beneficial ownership of stock options) as of December 11, 2009 times 75 percent. For example, on December 11, 2009 the Executive directly and beneficially owns 100 shares. For purposes of calculating the Appreciation Benefit, only 75 shares would be counted.

2.   Payment of Benefits.

     (a) Normal Benefit. If Monthly Benefits have not already started due to Separation from Service, Disability or Change in Control, the Bank shall pay the Monthly Benefit to Executive starting on the first business day of the month following the Normal Retirement Date and on the first business day of each calendar month thereafter for a total of 180 months (i.e., monthly payments for 15 years), regardless of whether the Executive has experienced a Separation from Service; provided however, that, if the Executive has experienced a Separation from Service, then, to the extent necessary to avoid penalties under Code Section 409A and the regulations thereunder, such payments shall not commence until the first day of the seventh month following the date of the Executive's Separation from Service if the Executive is a Specified Employee on his date of Separation from Service.

     (b) Death Benefit. If the Executive dies prior to the Normal Retirement Date, Separation from Service, Disability or Change in Control, the Bank shall pay to the beneficiary designated on Exhibit A, the Appreciation Benefit in a lump sum on the first business day of the month following the Executive's Normal Retirement Date and on the first business day of each calendar month thereafter for a period of 180 months. If no beneficiary or beneficiaries have been designated, or if all of the beneficiaries predecease the Executive, the Monthly Benefit will be paid to the Executive's estate.

     (c) Disability Benefit. If the Executive becomes Disabled prior to the Normal Retirement Date, death, Separation from Service or Change in Control, the Bank shall pay the Monthly Benefit to him commencing on the first business day of the month following the date on which the Executive becomes Disabled and on the first business day of each calendar month thereafter for a period of 180 months.

     (d) Separation from Service Benefit. In the event the Executive incurs a Separation from Service due to an Involuntary Termination before the Normal Retirement Date, death or Change in Control, the Bank shall pay the Monthly Benefit to him commencing on the first business day of the month following the Separation from Service and on the first business day of each calendar month thereafter for a period of 180 months. However, if the Executive is a Specified Employee on the date of his Separation from Service, such payments shall not commence until the


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          first day of the seventh month  following the date of the  Executive's
          Separation from Service.

     (e) Change in Control Benefit. If a Change in Control occurs before the Normal Retirement Date, Separation from Service due to an Involuntary Termination, Disability or death, then, within 30 calendar days after such Change in Control, the Bank shall pay the Executive a lump sum equal to the Appreciation Benefit.

     (f) Funding of Monthly Benefit. The Bank reserves the right to purchase a contract from a life insurance company with a minimum rating of AA from Standard & Poors and Moody's in order to provide all or any portion of the Monthly Benefit described herein. Upon the Bank's purchase of such contract and distribution of the contract to Executive or his Beneficiary, the Bank's liability to provide the Monthly Benefit hereunder shall cease and such contract shall be the sole source of funds for providing such Monthly Benefit.

     (g) Changes in Company Stock. In the event of any change in Company Stock through stock dividends, split-ups, stock splits or reverse stock splits, recapitalizations, reclassifications, conversions or otherwise, then the Board will make appropriate adjustment or substitution in the aggregate value of the Prior Benefit Component, the Stock Award Component and the Stock Ownership Component.

3.   Required Provisions.

     (a) The Bank may terminate Executive's employment at any time, but any termination by the Bank other than Separation from Service for Cause as defined above shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Separation from Service for Cause.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) [12 USC ss.1818(e)(3)] or 8(g)(l) [12 USC ss.1818(g)(I)] of the Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion
          (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) [12 USC ss.1818(e)(4)] or 8(g)(l) [12 USC
          ss.1818(g)(l)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x)(l) [12 USC ss.1813(x)(1)] of the FDI Act, all obligations of the Bank under this


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          Agreement  shall  terminate  as of  the  date  of  default,  but  this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision ("OTS") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section B(c) [12 USC ss.1823(c)] of the FDI Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

4. Claims. In the event a claim for benefits is wholly or partially denied under this Agreement, the Executive or any other person claiming benefits under this Agreement (a "Claimant") shall be given notice in writing within 30 calendar days after the Administrator's receipt of the claim. For good cause shown, the Administrator may extend this period for an additional 30 calendar days. Any denial must specifically set forth the reasons for the denial and any additional information necessary to rescind such denial. The Claimant shall have the right to seek a review of the denial by filing a written request with the Administrator within 60 calendar days of receipt of the denial. Such request may be supported by such documentation and evidence deemed relevant by the Claimant. Following receipt of this information, the Administrator shall make a final determination and notify the Claimant in writing within 60 calendar days of the Administrator's receipt of the request for review together with the specific reasons for the decision.

5. General Assets and Funding. The amounts payable under this Agreement are payable from the general assets of the Bank and no special fund or arrangement is intended to be established hereby nor shall the Bank be required to earmark, place in trust or otherwise segregate assets with respect to this Agreement or any benefits hereunder. The Administrator reserves the right to determine how the Bank will fund its obligation undertaken by this Agreement. At its discretion, the Administrator may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank. Under no circumstances shall a Participant serve as trustee or co-trustee of any trust established by the Bank pursuant to this Plan.


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     Should  the  Administrator  elect  to  purchase  assets  relating  to  this
     Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and beneficiary of each such policy unless otherwise provided by this Agreement. Bank reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other investment program, at any time, in whole or in part unless otherwise provided by this Agreement. Such termination shall in no way affect the Bank's obligation to pay the Executive the benefits as provided in this Agreement. At no time shall the Executive be deemed to have any right, title, or interest in or to any specific asset or assets of the Bank, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

6. Certain Reductions. Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Executive in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes by the Bank or the consolidated group of which the Bank is a member pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by Bank pursuant to or by reason of such
     Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

7. Beneficiary Designations. The Executive shall designate a beneficiary by filing with Bank a written designation of beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

     If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to a custodian selected by the Bank under the Georgia Uniform Transfers to Minors Act for the benefit of such minor. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

8.   Amendment and Termination.

     (a) Amendment. This Agreement may be amended at any time by a written instrument signed by the Bank and the Executive.


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


     (b) Termination. The Bank may at any time partially or completely terminate the Agreement, if, in its judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank.

               (1) Partial Termination. In the event of a partial termination, the Agreement shall continue to operate and be effective with regard to benefits accrued prior to the effective date of such partial termination, but no further benefits shall accrue after the date of such partial termination.

               (2) Complete  Termination.  Subject to the  requirements  of Code
          Section 409A, in the event of complete termination, the Agreement shall cease to operate and the Bank shall pay the Executive his Account as if he had terminated service as of the effective date of the complete termination. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

                    (A) The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. ss.503(b)(1)(A), provided that the amounts accrued under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

                    (B) The Bank may terminate the Agreement  within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

                    (C) The Bank may terminate  the Agreement  provided that (i)
               all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations section 1.409A-l(c) if any individual; covered by this Agreement was also covered by any of those other arrangements are also terminated;
               (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;
               (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations section 1.409A-1(c) if the same individual participated in both arrangements, at any time within three years following the date of termination of the arrangement.

                    (D) The Bank may terminate  the  Agreement  pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

9.   Miscellaneous.

     (a) Withholding. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, the Bank may withhold from each such payment an amount necessary to meet the Bank's obligation to withhold amounts under the applicable federal, state or local law.

     (b) Governing Law. This Agreement shall be construed under the laws of the State of Georgia, except to the extent that federal law applies.

     (c) Future Employment. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Bank or its affiliates or subsidiaries.

     (d) No Pledge or Attachment. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

     (e) Successors and Assigns. This Agreement and the obligations of the Bank herein shall be binding upon the successors and assigns of the Bank. This Agreement may not be assigned by the Bank without the prior written consent of the Executive or any other beneficiary receiving payments under this Agreement.

     (f) Participation in Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans which the Bank or its affiliates or subsidiaries may now or hereafter have.

     (g) Notices. Any notices under this Agreement shall be provided to the Executive at his last address on file with the Administrator and shall be provided to the Administrator in care of President, Atlantic Coast Federal, 505 Haines Avenue, Waycross, Georgia 31501.

     (h) Headings. Headings of sections herein are inserted for convenience of reference. They are not to be considered in the construction of this Agreement.

     (i) Savings Clause. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be carried into effect.

     (j) Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive be virtue of this Agreement other than as specifically set forth herein.

     (k) Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

     (l) Top Hat Agreement. For purposes of the Internal Revenue Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of ERISA, the Bank intends this Agreement to be an unfunded obligation solely for the benefit of the Executive for the purpose of qualifying this Agreement for the "top hat" exception under sections 201(2), 301 (a)(3) and 401 (a) of ERISA.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within 15 days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     The parties have caused this Agreement to be executed and delivered as of the date first above written.

                                            ATLANTIC COAST BANK


May 12, 2010                           By:  /s/ Robert J. Larison, Jr.
-----------------------------               -----------------------------------
Date                                        Robert J. Larison, Jr.


                                            EXECUTIVE

May 12, 2010                                /s/ Thomas B. Wagers, Sr.
-----------------------------               -----------------------------------
Date                                        Thomas B. Wagers, Sr.


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